CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered:  Debt Securities
Proposed Maximum Aggregate Offering Price:  $35,029,000
Amount of Registration Fee (1)(2):  $1,954.62
______________

(1) Calculated in accordance with Rule 457(r) of the Securities Act.
(2) Paid herewith.

Filed Under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 237 - dated Monday, October 26, 2009 (To:  Prospectus Dated July 21, 2008)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WBW4	$35,029,000.00	100.000%	1.550%	$34,486,050.50	FIXED	5.250%
SEMI-ANNUAL
								10/15/2017	04/15/2010	$24.21	YES	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents:  Charles Schwab & Co.,  Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

Bank of America

Offering Dates:  Monday, October 19, 2009 through Monday, October 26, 2009
Trade Date: Monday, October 26, 2009 @ 12:00 PM ET
Settlement Date: Thursday, October 29, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Senior: A2
S & P Ratings Services Rating: Senior: A
Fitch Inc. Rating:  Senior: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 21-Jul-08